Exhibit 99.1

FOR IMMEDIATE RELEASE For more information, please contact: Joe Reinhart Mentor Graphics 503.685.1462 joe_reinhart@mentor.com	News Release

Mentor Graphics Amends and Restates Shareholder Rights Plan

WILSONVILLE, Ore., July 1, 2013—Mentor Graphics Corporation (NASDAQ: MENT) today announced that it has entered into a Second Amended and Restated Rights Agreement that amends its shareholder rights plan to provide greater flexibility for shareholders and extends the termination date to June 30, 2015.

The Second Amended and Restated Rights Agreement modifies the existing terms of the rights agreement currently in place in the following ways: (i) the ownership threshold for triggering the rights plan is increased for certain types of “passive” investors from 15% of the Company’s common stock to 20%, (ii) a qualifying offer provision is added, which requires the Board to call a special meeting for a stockholder vote on a pending offer, provided the offer meets certain qualifying criteria, (iii) the exercise price per right is increased from $65 to $90, and (iv) the expiration date of the plan is extended by 24 months from June 30, 2013 to June 30, 2015. The Second Amended and Restated Rights Agreement was not adopted in response to any acquisition proposal.

On July 1, 2013, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission that provides summaries of the terms of the Second Amended and Restated Rights Agreement and includes a copy of the Second Amended and Restated Rights Agreement.

– more –

8005 S.W. Boeckman Road • Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com

Mentor Graphics Amends and Restates Shareholder Rights Plan	Page 2

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year of about $1,090 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

###

8005 S.W. Boeckman Road • Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com